Exhibit 3.2

CENTERLINE HOLDING COMPANY
THIRD AMENDED AND RESTATED TRUST AGREEMENT

This THIRD AMENDED AND RESTATED TRUST AGREEMENT is entered into as of ________ __, 2010 by and among the undersigned Trustees and those persons who are or become Shareholders pursuant to the terms of this Trust Agreement.  Capitalized terms used but not defined shall have the meanings assigned to such terms in Article 2.

W I T N E S S E T H :

WHEREAS, certain of the Trustees of the Trust and/or their predecessors have created a statutory trust in accordance with applicable provisions of the Trust Act by entering into the Trust Agreement of the Trust, dated as of August 12, 1996, as amended by an Amendment No. 1 to Trust Agreement, dated as of April 30, 1997, and as amended and restated by the Amended and Restated Trust Agreement of the Trust, dated as of September 30, 1997, and as further amended by Amendment Nos. 1, 2, 3 and 4 to the Amended and Restated Trust Agreement, dated as of May 8, 2000, December 11, 2000, June 13, 2002 and November 17, 2003, respectively (as so amended and amended and restated, the “Original Trust Agreement”), and by the filing with the Secretary of State of the State of Delaware of a Certificate of Trust on August 12, 1996, as heretofore amended;

WHEREAS, the Original Trust Agreement was amended and restated in its entirety pursuant to, and the Trust is currently governed by, the Second Amended and Restated Trust Agreement of the Trust, dated as of November 17, 2003, as amended by Amendment Nos. 1, 2, 3 and 4 thereto, dated as of September 20, 2005, November 30, 2005, June 13, 2006, and April 2, 2007, respectively (as so amended, the “Current Trust Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Current Trust Agreement in its entirety as provided herein;

WHEREAS, in accordance with Section 11.2 of the Current Trust Agreement, the Board of Trustees has approved and recommended to the Shareholders that they approve the amendment and restatement of the Current Trust Agreement as set forth herein;

WHEREAS, in accordance with Section 11.2 of the Current Trust Agreement, the Shareholders (except Shareholders who by the terms of their Shares have no voting rights with respect to the amendment and restatement of the Current Trust Agreement) have approved the amendment and restatement of the Current Trust Agreement in its entirety as provided herein by Majority Vote (voting in the manner set forth in the Bylaws); and

WHEREAS, the Trustees desire that the Trust continue to qualify as a partnership for federal income tax purposes under the Code.

NOW, THEREFORE, the parties hereto hereby amend and restate the Current Trust Agreement in its entirety as provided herein and declare that all money and property contributed to or otherwise owned or held by or on behalf of the Trust, together with the proceeds thereof, shall be held and managed in trust for the benefit of the Shareholders, subject to the provisions hereof.

1.   ORGANIZATION

1.1   Name.  The trust hereby continued shall be known as Centerline Holding Company in which name the Board of Trustees may conduct business or any subsequent name as shall be selected by the Board of Trustees.

1.2   Business Offices.  The principal office of the Trust, and such additional offices as the Board of Trustees may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Board of Trustees may designate from time to time.

1.3   Declaration of Trust.  The Board of Trustees hereby declares that they will hold the Trust Property in trust upon and subject to the conditions set forth herein for the use and benefit of the Shareholders.  It is the intention of the parties hereto that this Trust Agreement, the Bylaws and the certificates of designation of any Shares shall constitute the governing instruments of the Trust.

2.   DEFINITIONS AND GLOSSARY OF TERMS

The following terms used in this Trust Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the following respective meanings:

   “Adjusted Capital Account Deficit” shall have the meaning ascribed thereto in Section 9.5.

“Affiliate” of an Entity shall mean (i) any officer, director, partner, employee or controlling shareholder of such Entity; (ii) any Person controlling, controlled by or under common control with any Entity or any individual described in (i) above; (iii) any officer, director, trustee, general partner or employee of any Person described in (ii) above; and (iv) any Person who is a member, other than as limited partner, with any individual described in (i) and (ii) above in a relationship of joint venture, general partnership, or similar form of unincorporated business association.

“Amended and Restated Operating Agreement” shall mean that certain Amended and Restated Operating Agreement of Centerline Capital Company, LLC (formerly known as CharterMac Capital Company, LLC), dated as of November 17, 2003, as amended by Amendment No. 1 thereto, effective as of March 5, 2010, and as further amended from time to time.

“Available Cash” shall mean, with respect to the applicable period of measurement (i.e., any period beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for, or with respect to which, a Distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation), the excess, if any, as of such date, of

(a)   the gross cash receipts of the Trust for such period from all sources whatsoever, including, without limitation, the following:

(i)     all interest and other revenues, income and proceeds derived by the Trust from its operations, including, without limitation, distributions received by the Trust from any Entity in which the Trust has an interest;

(ii)    all proceeds and revenues received by the Trust on account of any sales of assets of the Trust or as a refinancing of or payment of principal, interest, costs, fees, penalties or otherwise on account of any borrowings made by, or other leverage of, the Trust or financings or refinancings of any asset of the Trust;

(iii)   the amount of any insurance proceeds and condemnation awards received by the Trust;

(iv)   all capital contributions or loans received by the Trust from its Shareholders;

(v)    all Reserves previously set aside by the Trust, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and

(vi)   the proceeds of liquidation of the Trust’s assets in accordance with this Trust Agreement;

over
(b)     the sum of:

(i)    all operating costs and expenses, including taxes and other expenses of the assets directly and indirectly held by the Trust and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for depreciation or other expenses not paid in cash or expenditures from Reserves described in (vii) below);

(ii)   all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of the assets directly or indirectly held by the Trust or the recovery of insurance or condemnation proceeds;

(iii)    all fees and reimbursements provided for under this Trust Agreement;

(iv)       all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Trust;

(v)     all capital contributions, advances, reimbursements or similar payments made to any Person in which the Trust has an interest;

(vi)    all loans made by the Trust in accordance with the terms of this Trust Agreement; and

(vii)   any new Reserves or increases in Reserves reasonably determined by the Managing Trustees to be necessary for working capital, capital improvements, payments of periodic expenditures, debt service or other purposes for the Trust or any Person in which the Trust has an interest.

“Board of Trustees” shall mean, collectively, the Managing Trustees named in Section 3.1(b) so long as they continue in office, and all other individuals who have been duly elected and qualify as Managing Trustees so long as they continue in office.

“Book Amortization” shall have the meaning ascribed thereto in Section 9.7.

“Book Depreciation” shall have the meaning ascribed thereto in Section 9.7.

“Book Disparity” shall have the meaning ascribed thereto in Section 9.7.

“Book Gain” shall have the meaning ascribed thereto in Section 9.7.

“Book Loss” shall have the meaning ascribed thereto in Section 9.7.

“Bylaws” shall mean the Sixth Amended and Restated Bylaws of the Trust, as amended or restated from time to time, by the Board of Trustees pursuant to Section 6.5, which Bylaws shall form a part of the governing instrument of the Trust.

“Capital Account” shall have the meaning ascribed thereto in Section 9.4.

“Capital Event” shall mean any Trust transaction not in the ordinary course of its business including, without limitation, principal payments, prepayments, the incurrence of prepayment penalties, sales, exchanges, foreclosures or other dispositions of assets directly or indirectly owned by the Trust, recoveries of damage awards and insurance proceeds not used to rebuild (other than the receipt of contributions to the capital of the Trust and business or rental interruption insurance proceeds not used to rebuild).

“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue laws.

“Common Shares” shall mean any Shares classified or reclassified as such by the Board of Trustees.

“Common Shareholder” shall mean any Person who holds Common Shares in its capacity as a beneficial owner of the Trust, including a Manager to the extent it holds Common Shares.

 “Contribution Agreement” shall mean that certain Contribution Agreement, dated as of December 17, 2002, by and among CharterMac Capital Company, LLC (now known as Centerline Capital Company, LLC) and other parties named therein, as amended from time to time.

“control” (and its correlative forms) shall have the meaning ascribed to such term under the Investment Company Act of 1940, as amended and in effect on the date of this Trust Agreement.

“Covered Person” shall have the meaning ascribed thereto in Section 10.9.

“CRA Preferred Shares” means the Series A Convertible Community Reinvestment Act Preferred Shares described in Section 6.7.

“Current Trust Agreement” shall have the meaning ascribed thereto in the Recitals hereto.

“Distributions” shall mean any cash or Trust Property distributed to Shareholders in accordance with the terms of this Trust Agreement arising from their beneficial ownership interests in the Trust.

“Entity” shall mean any general partnership, limited partnership, corporation, joint venture, trust, business or statutory trust, real estate investment trust, limited liability company, cooperative or association.

“Final Ratio” shall have the meaning ascribed thereto in Section 9.6(c).

“Incentive Share Option Plan” shall mean any Share option plan which may be adopted from time to time by the Board of Trustees.

“Indemnified Party(ies)” shall have the meaning ascribed thereto in Section 14.1.

“Independent Trustee” shall mean each Managing Trustee who is not an officer or employee of the Trust; who is neither related to the Trust’s officers nor represents concentrated or family holdings of the Trust’s voting interests; and who, in the view of the other Independent Trustees, is free of any relationship that would interfere with the exercise of independent judgment with respect to matters relating or pertaining to the affairs of the Trust; provided, however, that if any Shares are listed on a national securities exchange and such exchange adopts or has in place rules which mandate a different definition of “independence”, such definition shall apply in place of the foregoing.

“Majority Vote” shall mean, as to any matter on which the Shareholders have the right to vote, the affirmative vote of the holders of the outstanding Common Shares together with the holders of any other class or series of Shares entitled to vote with the holders of Common Shares (voting as a single class), having more than 50% of the outstanding Shares entitled to vote on the matter.  For the avoidance of doubt, except as to matters on which the holders of Special Preferred Voting Shares are entitled to a separate class vote under the Certificate of Designation of the Special Preferred Voting Shares, the holders of the Common Shares and the holders of the Special Preferred Voting Shares shall vote together as a single class.

“Management Agreement” shall mean the agreement (or agreements) between the Trust and a Manager, as amended from time to time, pursuant to which a Manager will be engaged by the Trust to provide advisory services to the Trust and/or to conduct the business and affairs of the Trust upon the terms and conditions therein.

“Manager(s)” shall mean such Person (or Persons) who provide advisory services to the Trust and/or to which the Board of Trustees delegates the authority to conduct the business and affairs of the Trust in all matters, in each case as set forth in the Management Agreements with the Manager(s).

 “Managing Trustees” shall mean the individuals named in Section 3.1(b) so long as they continue in office, and all other individuals who have been duly elected and qualify as trustees of the Trust hereunder so long as they continue in office, including the Independent Trustees but not including the Registered Trustee.

 “Net Income” or “Net Loss” shall mean for each fiscal year or other applicable period, an amount equal to the Trust’s taxable income or loss for such year or period as determined for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), and (a) by including as an item of gross income any tax-exempt income received by the Trust and not otherwise taken into account in computing Net Income or Net Loss; (b) by treating as a deductible expense any expenditure of the Trust described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss; (c) by making any adjustments needed to take into account any differences between book basis and tax basis; and (d) by not taking into account in computing Net Income or Net Loss items separately allocated to the Shareholders pursuant to the provisions of Article 9 hereof.

“Original CRA Preferred Shares” shall have the meaning ascribed thereto in Section 6.1(b).

“Original Trust Agreement” shall have the meaning ascribed thereto in the Preamble.

“Percentage Interest” shall mean, as to a Shareholder, the fractional part of the Shares owned by such Shareholder and expressed as a percentage computed by dividing the Shares owned by such Shareholder by the total number of issued and outstanding Shares owned by all Shareholders. As used in this definition, the term “Shareholder” includes the Common Shareholders and any other Shareholders who receive the same Distributions as the Common Shareholders, including holders of CRA Preferred Shares; provided that the Board of Trustees, without requirement for any consent of the Shareholders, may modify this definition from time to time as necessary to reflect the terms of any Shares issued by the Trustees pursuant to Section 6.7.

“Person” shall mean an individual or Entity.

“Preferred Shares” shall mean any Shares classified or reclassified as such by the Board of Trustees.

“RCC Acquisition Documents” shall have the meaning ascribed thereto in Section 10.11.

“Registered Trustee” shall mean Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as a trustee hereunder, or any other Person which succeeds it in such capacity pursuant to Section 15.2 and in compliance with Section 3807 of the Trust Act.

“Registered Trustee Person” shall have the meaning ascribed thereto in Section 14.2.

“Reserves” shall mean the amount set aside by the Board of Trustees or the Manager(s) as reserves of the Trust for working capital and for repairs, replacements, contingencies or other purposes.

“Series B Special Shares” shall have the meaning ascribed thereto in Section 6.7(c).

“Shareholder” shall mean any Person who holds Shares in its capacity as a beneficial owner of the Trust, including a Manager to the extent it holds Shares.

“Shareholder Minimum Gain” shall mean an amount, with respect to each Shareholder Nonrecourse Debt, equal to the Trust Minimum Gain (assuming, for this purpose, that the Trust’s only liability was the Shareholder Nonrecourse Debt), that would result if such Shareholder Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3) and then aggregating the separately computed gains.

“Shareholder Nonrecourse Debt” shall have the meaning ascribed to “partner nonrecourse debt” set forth in Treas. Reg. § 1.704-2(b)(4).

“Shareholder Nonrecourse Deductions” shall have the meaning ascribed to “partner nonrecourse deductions” set forth in Treas. Reg. § 1.704-2(i)(2).

“Shares” shall mean the beneficial interests of a Shareholder in the Trust representing undivided beneficial interests in the assets of the Trust, which may be evidenced by Trust Certificates, including, without limitation, Common Shares and Preferred Shares.

“Special Common Units” shall have the meaning ascribed thereto in the Amended and Restated Operating Agreement.

“Special Preferred Voting Shares” shall have the meaning ascribed thereto in Section 6.7(b).

“Special Series A Share COD” shall have the meaning ascribed thereto in Section 6.1(b).

“Special Series A Shares” shall have the meaning ascribed thereto in Section 6.1(b).

“Substantially All of the Assets” shall mean assets representing 66-2/3% or more of the net book value of all of the Trust’s assets as of the end of the most recently completed calendar quarter.

“Tax Benefits Preservation Plan” means the Tax Benefits Preservation Plan adopted by the Board of Trustees on March 5, 2010, together with the schedules and exhibits attached thereto, between the Trust and Computershare Trust Company, N.A., as rights agent, as amended or restated from time to time.

“Terminating Capital Transaction” shall mean any sale or other disposition of assets of the Trust in connection with a liquidation of the Trust.

“Transfer” shall mean sale, assignment, conveyance, transfer, gift, pledge, hypothecation, mortgage, exchange or other disposition whether voluntary, involuntary, by operation of law or otherwise.

“Trust” shall mean Centerline Holding Company.

“Trust Act” shall mean the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et. seq., as amended from time to time, or the corresponding provisions of any succeeding law.

“Trust Agreement” shall mean this Third Amended and Restated Trust Agreement, dated as of ________ __, 2010 among the undersigned Trustees and those Persons who are or become Shareholders pursuant to the terms of this Trust Agreement, as amended or restated from time to time.

“Trust Certificate” shall mean a certificate signed on behalf of the Trust by a Managing Trustee, a Manager, an officer or other agent of the Trust, evidencing the Shares of a Shareholder in the Trust.

“Trust Minimum Gain” shall mean the sum of the amounts determined by computing with respect to each nonrecourse liability of the Trust, the amount of gain (of whatever character), if any, that would be realized by the Trust if it disposed (in a taxable transaction) of the Trust Property subject to such liability for no consideration other than full satisfaction of such liability and then aggregating the separately computed gains.

“Trust Property” shall mean all right, title and interest of the Trust in and to any property contributed to the Trust by the Shareholders or otherwise acquired by the Trust, including, without limitation, all distributions or payments thereon or proceeds therefrom.

“Trustees” shall mean, collectively, the Managing Trustees and the Registered Trustee.

3.    TRUSTEES; LEGAL TITLE

3.1   Managing Trustees.

(a)   Number.  The Board of Trustees shall consist of not less than three nor more than eleven Managing Trustees.  On the date hereof the Trust shall have five Managing Trustees, of whom four are Independent Trustees.  Thereafter, the exact number of Managing Trustees constituting the whole Board of Trustees shall be fixed from time to time by the Managing Trustees acting in the manner set forth in the Bylaws.  At least a majority of the Managing Trustees then in office by at least two Managing Trustees must be Independent Trustees (e.g. if the total number of Managing Trustees then in office is nine, Independent Trustees must comprise at least six members of the Board of Trustees).  The total number of Managing Trustees may be increased or decreased pursuant to the Bylaws, but, subject to the last sentence of Section 3.1(c), shall never be less than the minimum number, if any, required by the Trust Act nor more than eleven.

(b)   Board of Trustees.  The names of the Managing Trustees and the class to which each such Managing Trustee is designated on the date hereof are:

Jerome Y. Halperin	(Class I)
Thomas White	(Class I)
Robert A. Meister	(Class III)
Robert L. Loverd	(Class II)
Robert L. Levy	(Class II)

(c)   Classes; Terms.  The Board of Trustees shall be elected by the Common Shareholders.  The Managing Trustees (other than any Managing Trustee elected solely by holders of one or more classes or series of Shares) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, Class I to hold office initially for a term expiring at the next succeeding annual meeting of Shareholders, Class II to hold office initially for a term expiring at the second succeeding annual meeting of Shareholders and Class III to hold office initially for a term expiring at the third succeeding annual meeting of Shareholders, with the members of each class to hold office until their successors are duly elected and qualify.  At each annual meeting of the Shareholders, the successors to the class of Managing Trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of Shareholders held in the third year following the year of their election.  Pursuant to and in accordance with the provisions of this Trust Agreement, the Managing Trustees may increase the number of Managing Trustees and may fill any vacancy, whether resulting from an increase in the number of Managing Trustees or otherwise, on the Board of Trustees occurring before the next annual meeting of Shareholders in the manner provided in the Bylaws.  Notwithstanding any provision in this Trust Agreement and notwithstanding the existence of one or more vacancies in its number of members, the Board of Trustees (even if fewer than three Managing Trustees remain on the Board of Trustees and even if there is no remaining Independent Trustee on the Board of Trustees) or any committee thereof shall have and may exercise all of its rights and powers to conduct the business of the Trust; provided, however, that the foregoing shall be subject to any applicable limitations with respect to the Board of Trustees acting on vacancies that may be set forth in the Bylaws.

(d)   Removal of Managing Trustees.  Subject to the rights of holders of one or more classes or series of Shares to elect one or more Managing Trustees, any Managing Trustee, or the entire Board of Trustees, may be removed from office at any time, but only by Majority Vote.

(e)   Resignation of Managing Trustees.  Any Managing Trustee may resign at any time by delivering his resignation in writing to the Board of Trustees, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective.

3.2 Registered Trustee.

(a)   Initial Registered Trustee; Powers.  The Registered Trustee has been appointed as trustee and joined as a party hereunder for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Trust Act.  In the event of the resignation or removal of the Registered Trustee, the Board of Trustees shall appoint a successor Registered Trustee in accordance with Section 15.2.

The Registered Trustee shall be responsible for performing only the following duties with respect to the Trust:  (i) to execute, deliver, acknowledge and file any certificates of trust and any amendments thereto required to be executed by it and filed pursuant to applicable law, (ii) only if requested and instructed to do so by the Board of Trustees or a Manager (in their sole discretion), to execute any duly adopted amendments to this Trust Agreement, and (iii) to execute, deliver, acknowledge and file any certificates of cancellation required to be filed pursuant to applicable law.  Except as otherwise provided in Section 10.4, the consent of the Registered Trustee is not required to adopt any amendments to this Trust Agreement and the execution or delivery of any such amendments by the Registered Trustee is not required for such amendments to be duly adopted.  The Board of Trustees or the Manager(s) shall keep the Registered Trustee reasonably informed of any actions of the Board of Trustees or the Manager(s) or other circumstances that could affect the rights, duties or liabilities of the Registered Trustee.  The Registered Trustee shall have no other authority, duties or liabilities.  The Registered Trustee has no responsibility for monitoring the conduct of the Board of Trustees or the Manager(s) or causing the Board of Trustees or the Manager(s), or any other Person to discharge their respective duties under this Trust Agreement, the Bylaws or the Management Agreements, and the Registered Trustee shall have no liability for the acts and omissions of the Trust, the Board of Trustees or the Manager(s).

(b)   Compensation and Expenses of Registered Trustee.  The Registered Trustee shall be entitled to receive from the Trust reasonable compensation for its services hereunder, as shall be agreed to from time to time by the Board of Trustees and the Registered Trustee, and the Registered Trustee shall be entitled to be reimbursed by the Trust for reasonable out-of-pocket expenses incurred by the Registered Trustee in the performance of its duties hereunder.

(c)   The Registered Trustee shall have a lien on the assets of the Trust for any compensation or expenses and indemnity due to the Registered Trustee by the Trust, which lien shall be prior to all other liens.

3.3   Legal Title.  Legal title to all Trust Property shall be vested in the Trust, except that the Board of Trustees may cause legal title to any Trust Property to be held by or in the name of any Managing Trustee or any other Person as nominee.  Written evidence of the qualification and acceptance of election or appointment of successor and additional Managing Trustees may be filed with the records of the Trust and in such other offices, agencies or places as the Board of Trustees may deem necessary or desirable.  To the fullest extent permitted by law, no Shareholder shall be deemed to have a severable ownership interest in any individual asset of the Trust or any right of partition or possession thereof.

4.   PURPOSES

The purposes of the Trust shall be, as determined from time to time by the Board of Trustees, to engage in any lawful business or activity for which a statutory trust may be created under the Trust Act.

5.   TERM

The Trust commenced on August 12, 1996, and shall have perpetual existence, unless earlier dissolved and terminated in accordance with the provisions of this Trust Agreement or the Bylaws.

6.   SHAREHOLDERS; SHARES

6.1   Authorization of Shares.  (a)  Subject to automatic adjustment in accordance with this Section 6.1(a), the Trust is authorized to issue 800,000,000 Shares.  Notwithstanding the foregoing, in the event that the Trust effects any division, split or combination of its Shares that has the effect of increasing the number of outstanding Shares, the number of Shares authorized to be issued by the Trust shall be automatically increased such that the proportion that the number of issued and outstanding Shares bears to the number of Shares authorized to be issued by the Trust immediately following the effectiveness of such division, split or combination is identical to the proportion that the number of issued and outstanding Shares bears to the number of Shares authorized to be issued by the Trust immediately prior to the effectiveness thereof.

(b)   Notwithstanding anything to the contrary set forth in this Trust Agreement (except for Section 6.1(a)) and without regard to any express or implied limitation on the authority of the Trust, and the Board of Trustees on behalf of the Trust, the Trust, and the Board of Trustees on behalf of the Trust, is authorized, without limitation, (i) to issue additional Shares from time to time to Persons who are, or who by the purchase thereof become, Shareholders of the Trust for such consideration, if any, and otherwise on such terms and conditions as the Board of Trustees determines in its sole discretion, (ii) to issue Shares as necessary or desirable in connection with the transactions contemplated by the RCC Acquisition Documents, including, without limitation, to issue the Special Preferred Voting Shares and to issue Common Shares in connection with an exchange for Special Common Units, (iii) to issue Shares upon exercise of options granted by the Board of Trustees or to be granted pursuant to an Incentive Share Option Plan upon payment in accordance with the terms of the applicable Incentive Share Option Plan, (iv) to issue Series B Special Shares or other securities pursuant to and in accordance with the Tax Benefits Preservation Plan, and (v) to issue Shares for distribution to Shareholders or to issue rights, options or warrants to acquire Shares.  The Board of Trustees may from time to time reserve Shares for issuance for any purpose deemed appropriate by the Board of Trustees, including, without limitation, pursuant to conversion rights, exchange rights or option rights with respect to Shares.  Shareholders have no preemptive or other similar rights with respect to the issuance of Shares.  The following Shares have been authorized and issued by the Trust as of the date hereof: (i) 348,301,602 Common Shares (whether through the consummation of the transactions contemplated by the RCC Acquisition Documents, the automatic conversion in accordance with the terms of the Certificate of Designation of the Special Series A Shares of the Trust (the “Special Series A Shares”), effective as of March 5, 2010 (the “Special Series A Share COD”), of Special Series A Shares to Common Shares to occur immediately upon the adoption of this Third Amended and Restated Trust Agreement, a conversion of the Original CRA Preferred Shares and the CRA Preferred Shares, an exercise of options pursuant to an Incentive Share Option Plan or otherwise); (ii) 695,223 Series A Convertible Community Reinvestment Act Preferred Shares; and (iii) 12,731,465 Special Preferred Voting Shares.  The parties hereto hereby acknowledge (i) the adoption of the form, terms and provisions of the Special Series A Share COD, (ii) the issuance of the Special Series A Shares pursuant to the Special Series A Share COD, (iii) the reclassification of all of the 4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1 of the Trust, and the 11.0% Cumulative Convertible Preferred Shares, Series A-1 of the Trust, into Special Series A Shares pursuant to the 4.40% COD Amendment and the 11.0% COD Amendment (each as defined in the Special Series A Share COD), (iv) the automatic conversion in accordance with the terms of the Special Series A Share COD of each Special Series A Share to Common Shares to occur immediately upon the adoption of this Third Amended and Restated Trust Agreement, (v) the elimination of the Convertible Community Reinvestment Act Preferred Shares of the Trust (the “Original CRA Preferred Shares”) and the Amended and Restated Certificate of Designation of the Original CRA Preferred Shares, and (vi) the adoption of the form, terms and provisions of the Tax Benefits Preservation Plan and the execution, delivery and performance by the Trust of its obligations thereunder (including, without limitation, the distribution and/or issuance from time to time of Rights (as defined in the Tax Benefits Preservation Plan) or Series B Special Shares upon the exercise of the Rights, or Series B Special Shares or other securities upon the exchange of the Rights, in each case as contemplated therein).

(c)      By the adoption of a resolution at a meeting of the Board of Trustees or by action by written consent of the Board of Trustees, the Board of Trustees shall have full power and authority, in its sole and exclusive discretion, and without obtaining any authorization or vote of the Shareholders or any series or class, to divide, including, without limitation, to split, or to combine, including with limitation, to reverse split, the Common Shares into a greater or lesser number (including by way of distribution or reclassification of any previously issued Common Shares into a greater or lesser number of Common Shares) without thereby materially changing the relative proportion of Common Shares.    Such division or split shall be effective as of the date and time determined by the Board of Trustees.  The Board of Trustees shall provide notice of any such division or combination to the Common Shareholders, provided, however, the giving of such notice is not a condition precedent to a division or combination of the Common Shares and the failure of the Board of Trustees to provide such notice shall not affect the validity and effectiveness of a division or combination of the Common Shares.  In connection with any such division or combination of Common Shares, certificates representing the Common Shares so divided or combined shall represent the number of whole Common Shares into which such former Common Shares shall have been divided or combined pursuant to this Section 6.1.  In connection with any division or combination of Common Shares pursuant to this Section 6.1, the Board of Trustees shall have full power and authority, in its sole and exclusive discretion, and without obtaining any authorization or vote of the Shareholders or any series or class, to determine the treatment of any fractional share resulting therefrom, including, without limitation, whether (i) to issue fractional shares, or (ii) to provide that no fractional shares shall be issued, but, in lieu thereof, (A) to pay to each holder of any such fraction an amount equal to the fair value thereof, as determined in good faith by the Board of Trustees, (B) to arrange for the disposition of the fractional shares of the Persons otherwise entitled thereto, including by aggregating all such fractional shares and repackaging them as whole shares that may be sold on the open market, with the proceeds thereof to be delivered to such Persons, all on the terms and subject to any conditions that the Board of Trustees may impose, or (C) to issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate) which shall entitle the holder to receive a full Common Share upon the surrender of such scrip or warrants aggregating a full Common Share.  A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive distributions thereon and to participate in any of the assets of the Trust in the event of liquidation.  The Board of Trustees may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full Common Shares or uncertificated full Common Shares before a specified date, or subject to the conditions that the Common Shares for which scrip or warrants are exchangeable may be sold by the Trust and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions that the Board of Trustees may impose.

6.2   Common Shares.  Each Common Share shall entitle the holder thereof to one vote.  The Board of Trustees without Shareholder consent may reclassify any unissued Common Shares from time to time in one or more classes or series of beneficial interests.

6.3   Preferred Shares.  Preferred Shares shall not entitle the holder thereof to vote unless the Board of Trustees, in its sole discretion, determines to grant voting rights to holders of Preferred Shares.  The Board of Trustees without Shareholder consent may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series of beneficial interests in the Trust.

6.4   Classified or Reclassified Shares.  The Board of Trustees without Shareholder consent may reclassify any issued Shares that the Trust has reacquired and holds in treasury, retired or reserved for issuance (including, without limitation, by changing the number, par value, designations, preferences, or relative, participating, optional or other special rights of the Shares, or the qualifications, limitations or restrictions of such rights, or by changing Shares with par value into Shares without par value, or Shares without par value into Shares with par value either with or without increasing or decreasing the number of Shares, or by subdividing or combining the outstanding Shares of any class or series of a class of Shares into a greater or lesser number of outstanding Shares).  Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares of the Trust; (b) specify the number of Shares to be included in the class or series; and (c) set or change, subject to the express terms of any class or series of Shares of the Trust outstanding at the time, the preferences, conversion or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.

6.5   Trust Agreement and Bylaws.  All Persons who own, or shall acquire, Shares in the Trust shall own, or shall acquire, the same subject to the provisions of this Trust Agreement and the Bylaws and shall be bound by the terms and provisions of this Trust Agreement and Bylaws.  The Board of Trustees may from time to time, without requirement for any consent of the Shareholders, amend the Bylaws in any manner that does not violate the provisions of this Trust Agreement.

6.6   Effective Date of Transfer of Shares.  The effective date for the recognition of transfers of Shares, and the identification of the Person entitled to be treated as the Shareholder at any given time, shall be determined as follows:

(a)   for purposes of Article 9 and any other provision of this Trust Agreement which relates to the allocation or apportionment of Net Income, Net Loss or Distributions, the Person entitled to be recognized as the Shareholder shall be determined in accordance with the provisions of Section 9.2; and

(b)   for all purposes other than those set forth in Section 6.6(a), the Person entitled to be recognized as the Shareholder shall be the Person who is then listed as the record owner of the Shares on the books and records of the Trust.

6.7   Certificates of Designation.  (a)  The “Series A Convertible Community Reinvestment Act Preferred Shares of the Trust” shall have (i) the designation, powers, preferences, (ii) the relative, participating, optional or other special rights, and (iii) the qualifications, limitations or restrictions, set forth in the Certificate of Designation attached hereto as Appendix A, as amended or restated from time to time, which terms are deemed part of the governing instrument of the Trust.

(b)   The “Special Preferred Voting Shares of the Trust” shall have (i) the designation, powers, preferences, (ii) the relative, participating, optional or other special rights, and (iii) the qualifications, limitations or restrictions, set forth in the Certificate of Designation attached hereto as Appendix B, as amended by Amendment Nos. 1 and 2 thereto, effective as of May 4, 2007 and March 5, 2010, respectively, and as further amended or restated from time to time, which terms are deemed part of the governing instrument of the Trust.

(c)   The “Series B Special Shares of the Trust” shall have (i) the designation, powers, preferences, (ii) the relative, participating, optional or other special rights, and (iii) the qualifications, limitations or restrictions, set forth in the Certificate of Designation attached hereto as Appendix C, as amended or restated from time to time, which terms are deemed part of the governing instrument of the Trust.

(d)   Subject to the last sentence of this Section 6.7(d), the Board of Trustees shall have full power and authority, in its sole discretion and without requirement for any consent of the Shareholders, to establish and designate, and to change and amend in any manner, any class or series of Shares, including, the Shares described in Sections 6.7(a), 6.7(b) and 6.7(c) and including any other Shares authorized to be issued from time to time by the Trust pursuant to the Trust Agreement, and to fix the preferences, covenants or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions qualifications and terms and conditions of redemption for each class or series thereof as the Board of Trustees may from time to time determine.  The establishment and designation of any class or series of Shares (other than those existing as of the date of this Trust Agreement) shall be effective upon the adoption of a resolution by the Board of Trustees setting forth such establishment and designation and the relative preferences, covenants or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions qualifications and terms and conditions of redemption of the Shares of such class or series, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative preferences, covenants or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions qualifications and terms and conditions of redemption of such class or series including, without limitation, any registration statement of the Trust, or as otherwise provided in such resolution.  Upon the establishment of any such class or series, an appendix shall be attached to this Trust Agreement (identified as a certificate of designation) to reflect the establishment and designation of such class or series and the preferences, covenants or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions qualifications and terms and conditions of redemption thereof, which terms shall be deemed part of the governing instrument of the Trust; provided that attachment of an appendix hereto shall not be a condition precedent to the establishment of any class or series in accordance with this Trust Agreement.  Notwithstanding anything contained in this Section 6.7(d), the power and authority of the Board of Trustees (i) to change and amend the rights, preferences and privileges of any class or series of Shares as set forth in a certificate of designation attached hereto shall be subject to such limitations on such changes and amendments, including any required class or series vote, as may be set forth in, or otherwise required by the terms of, the applicable certificate of designation, and (ii) to change and amend the rights, preferences and privileges of the Common Shares shall be subject to such limitations on such changes and amendments, as may be set forth in, or otherwise required by the terms of, this Trust Agreement.

7.	LIABILITY OF THE SHAREHOLDERS; REGISTERED TRUSTEE; MANAGING TRUSTEES; EMPLOYEES; MANAGER(S)

7.1   Shareholders.  The Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.  If and to the extent required by Delaware law, a Shareholder may, under certain circumstances, be required to return to the Trust for the benefit of Trust creditors, amounts previously distributed to him.

7.2   Registered Trustee.  The Registered Trustee shall not be liable to the Trust, the Shareholders, the Trustees or any other Person or third parties for any act, omission or obligation of the Trust, the Board of Trustees, any Shareholder, the Registered Trustee or the Manager(s), under any circumstance, except for any loss directly attributable to its own gross negligence or willful misconduct.  In particular, but not by way of limitation:

(a)   The Registered Trustee shall not be liable for any error of judgment made which did not constitute gross negligence or willful misconduct by it;

(b)   No provision of this Trust Agreement shall require the Registered Trustee to take any action, to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights, powers or obligations hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such action, risk or liability is not reasonably assured or provided to it;

(c)   Under no circumstance shall the Registered Trustee be personally liable for any representation, warranty, covenant or other obligation or indebtedness of the Trust;

(d)   The Registered Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Trust Agreement, or the form, validity, value or sufficiency of the Trust Property;

(e)   The Registered Trustee shall not be personally liable for its good faith reliance on the provisions of this Trust Agreement;

(f)    Under no circumstances shall the Registered Trustee be personally liable for (i) any action it takes or omits to take in good faith in accordance with the instruction of the Board of Trustees or a Manager, (ii) the acts or omissions of the Board of Trustees or the Manager(s) or (iii) the supervision of or the failure of the Board of Trustees or the Manager(s) to discharge their respective duties hereunder or pursuant to the Management Agreements; and

(g)   The Registered Trustee shall not incur any liability to anyone in acting upon any document believed in good faith by it to be genuine and believed in good faith by it to be signed by the proper party or parties and need not investigate any fact or matter pertaining to or in any such document.  The Registered Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any Person as conclusive evidence that such resolution has been duly adopted by such Person and that the same is in full force and effect.  As to any fact or matter, the method of the determination of which is not specifically prescribed herein, the Registered Trustee may for all purposes hereof rely on a certificate, signed by any officer of the relevant Person, as to such fact or matter, and such certificate shall constitute full protection to the Registered Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

7.3   Managing Trustees; Employees.  To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of trustees of a statutory trust or the liability of any other Person, a Managing Trustee, an employee of the Trust, an officer of the Trust and the Manager(s), when acting in such respective capacities, shall not be personally liable to any Person other than the Trust or a Shareholder.  To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of trustees of a statutory trust or the liability of any other Person, no Managing Trustee, employee of the Trust, officer of the Trust or the Manager(s) shall be liable to the Trust or to any Shareholder for monetary damages for breach of any duty (including, without limitation, fiduciary duty) as a Managing Trustee, an employee of the Trust, an officer of the Trust or Manager, except (i) for acts or omissions of such Managing Trustee, employee, officer or Manager(s) that involve actual fraud or willful misconduct, were committed in bad faith or were the result of active and deliberate dishonesty, (ii) for any transaction from which such Managing Trustee, employee, officer or Manager(s) actually received an improper personal benefit in money, property or services, or (iii) in the case of any unlawful act or omission such Managing Trustee, employee, officer or Manager(s) had reasonable cause to believe was unlawful.  Neither the amendment nor repeal of this Section 7.3 nor the adoption or amendment of any other provision of this Trust Agreement inconsistent with this Section 7.3 shall apply to or affect in any respect the applicability of the immediately preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

7.4   Reliance on Agents, Attorneys, Etc.  In the exercise of their rights and obligations hereunder, the Registered Trustee and the Managing Trustees (i) may act directly, or at the expense of the Trust, through agents (including, without limitation, a Manager) or attorneys pursuant to agreements entered into with any of them, and they shall not be liable for the default or misconduct of such agents or attorneys if such agent or attorney shall have been selected in good faith and (ii) may, at the expense of the Trust, consult with counsel to be selected in good faith, and employed by them, and shall not be liable for anything done, suffered or omitted in good faith in accordance with the advice or opinion of any such counsel.

8.   INTENTIONALLY DELETED

9.   ALLOCATION OF INCOME, LOSS AND DISTRIBUTIONS

9.1   Allocations.  Net Income, Net Loss and Available Cash shall be allocated in the manner hereinafter provided.

9.2   Apportionment Among Shareholders of Net Income, Net Loss and Distributions Generally.

(a)   Non-Capital Events.   Net Income, Net Loss and Distributions, other than Net Income, Net Loss and Distributions attributable to a Capital Event, allocated to the Shareholders shall be apportioned each calendar quarter among the Persons who were Shareholders of record on the last day of each calendar quarter in accordance with their Percentage Interests based upon the number of Shares owned by each such Shareholder on the last day of such calendar quarter without regard to Capital Accounts or the number of days during such calendar quarter in which a Person was a Shareholder.

(b)   Capital Events.  That portion of Distributions attributable to a Capital Event and allocations of Net Income and Net Loss from a Capital Event which is allocated to the Shareholders shall be apportioned among the Persons who were Shareholders of record on the last day of the month during which the Trust received the proceeds of such Capital Event in accordance with their Percentage Interests based upon the number of Shares owned by each such Shareholder on the last day of such month without regard to Capital Accounts or the number of days during such month in which a Person was a Shareholder.

9.3   Consent to Methods.  The methods set forth in this Article 9 by which Distributions and allocations of Net Income and Net Loss are made and apportioned are hereby expressly consented to by each Shareholder as an express condition to becoming a Shareholder.

9.4   Capital Accounts.

(a)   General.  A separate capital account (“Capital Account”) shall be maintained for each Shareholder in accordance with this Section 9.4.  Each Shareholder’s Capital Account shall be increased by (1) the amount of money contributed, or deemed contributed, by such Shareholder to the capital of the Trust; and (2) such Shareholder’s share of Net Income.  Each Shareholder’s Capital Account shall be decreased by (i) the amount of Distributions to such Shareholder and (ii) such Shareholder’s share of Net Loss.

(b)   Multiple Class or Series of Interests.  A Shareholder who has Shares which represent more than one class or series of interests in the Trust shall have a single Capital Account that reflects all such interests, regardless of the class of interests owned by such Shareholder and regardless of the time or manner in which such interests were acquired.

(c)   Contributions of Property.  In the event that property (other than cash) is contributed by a Shareholder to the Trust, the computation of Capital Accounts, as set forth in this Section 9.4, shall be adjusted as follows:

(i)   the contributing Shareholder’s Capital Account shall be increased by the fair market value of the property contributed to the Trust by such Shareholder (net of liabilities securing such contributed property that the Trust is considered to assume or take subject to under Code Section 752); and

(ii)   as required by Treas. Reg. §§ 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4)(i), if any Shareholder’s Capital Account reflects a fair market value for property which differs from such property’s adjusted basis, each Shareholder’s Capital Account shall be adjusted to take account of the amount of Book Gain and Book Loss, as defined below, allocated to such Shareholder pursuant to Section 9.7 hereof and shall not take into account the Net Income and Net Loss for tax purposes allocated to such Shareholder pursuant to this Article 9.

(d)   Distributions of Property.  In the event that property is distributed by the Trust to a Shareholder, the following special rules shall apply:

(i)   the Capital Account of the Shareholder receiving the distribution first shall be adjusted (as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(e)) to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not already been reflected in such Shareholder’s Capital Account) would be allocated to such Shareholder if there were a taxable disposition of such Shareholder for its fair market value on the date of distribution; and

(ii)   the Capital Account of the Shareholder who is receiving the distribution of property from the Trust shall be charged with the fair market value of the property at the time of distribution (net of liabilities secured by such property that such Shareholder is considered to assume or take subject to under Code Section 752).

(e)   Intention.  The foregoing provisions are intended to satisfy the capital account maintenance requirements of Treas. Reg. §§ 1.704-1(b) and 1.704-2 and such provisions shall be modified to the extent required by such section or any successor provision thereto.

9.5   Allocations Causing Negative Capital Accounts.  Notwithstanding Section 9.2, to the extent that any allocation of Net Loss to a Shareholder would reduce such Shareholder’s Capital Account balance (determined after taking into account all prior distributions and all prior allocations of Net Income and Net Loss) below zero or would increase the negative balance in such Shareholder’s Capital Account at a time when another Shareholder has a positive Capital Account balance, such Net Loss shall instead be allocated pro rata to Shareholders having positive Capital Account balances in proportion to their respective positive Capital Account balances until such Capital Account balances are reduced to zero, provided, however, that in no event shall there be a reallocation of any item of income, gain, loss or deduction allocated among the Shareholders pursuant to this Trust Agreement for prior years.

If the provisions of this Section 9.5 prohibit the allocation of any portion of Net Loss to every Shareholder, such portion of the Net Loss shall instead be allocated to the Manager(s).

For purposes of determining a Shareholder’s Capital Account balance under this Section 9.5, Distributions made prior to or contemporaneous with any allocation to a Shareholder shall be reflected in such Shareholder’s Capital Account prior to making such allocation to such Shareholder.  For purposes of this Section 9.5, a Shareholder’s Capital Account shall be reduced for:

(x)           allocations of Net Loss (or items thereof) which, as of the end of each Trust year, are reasonably expected to be allocated to such Shareholder pursuant to Code Section 704(e)(2), Code Section 706(d) and Treas. Reg. § 1.751-1(b)(2)(ii); and

(y)           Distributions that, as of the end of such year, reasonably are expected to be made to such Shareholder to the extent they exceed offsetting increases to such Shareholder’s Capital Account that reasonably are expected to occur during (or prior to) the Trust taxable years in which such Distributions reasonably are expected to be made.

For purposes of determining the amount of expected Distributions and expected Capital Account increases described in (y) above:  (A) the rule set forth in Treas. Reg. § 1.704-1(b)(2)(iii)(c) concerning the presumed value of property shall apply, and (B) gross income or Net Income allocated to a Shareholder pursuant to Section 9.9 shall be taken into account.  For purposes of this Section 9.5 and Section 9.9, a Shareholder’s Capital Account shall be increased (i) to the extent that such Shareholder is obligated to fund deficits in such Shareholder’s Capital Account upon liquidation of the Trust (or is treated as obligated to so restore such deficits pursuant to Treas. Reg. § 1.704-1(b)(2)(ii)(c)), and (ii) to the extent of such Shareholder’s share of any Trust Minimum Gain and Shareholder Minimum Gain remaining at the close of the fiscal period in respect of which such allocations are being made.  A Capital Account which has a negative balance after adjustment in accordance with clauses (i) and (ii) shall be referred to as an “Adjusted Capital Account Deficit.”

9.6   Allocation of Net Income and Net Loss.

(a)   General.  Except as otherwise provided in Sections 9.5, 9.8, and 9.9 in each year Net Income and Net Loss, other than Net Income and Net Loss arising in connection with a Terminating Capital Transaction, shall be allocated to the Shareholders in accordance with their Percentage Interests.

(b)   Terminating Capital Transaction.  Allocations of Net Income or Net Loss (or items thereof) in connection with a Terminating Capital Transaction or liquidation of the Trust shall first be made so that, to the extent possible, each Shareholder’s Capital Account balance is equal, and the remainder of such Net Income or Net Loss (or items thereof) shall, subject to the provisions of Section 9.5, be allocated to the Shareholders in accordance with their Percentage Interests.

(c)   Final Ratio.  It is intended that the allocation provisions of this Article 9 shall result in final positive Capital Account balances of the Shareholders under Section 12.3 which are equal to each Shareholder’s Percentage Interests (the “Final Ratio”).  To the extent that such final positive Capital Account balances are not in the Final Ratio, Net Income, Net Loss and items thereof, as computed for book purposes, shall be allocated among the Shareholders so as to result in final positive Capital Account balances which are in the Final Ratio.  This Section 9.6.(c) shall control notwithstanding any reallocation of income, loss, or items thereof, as computed for book purposes, by the Internal Revenue Service or any other taxing authority.

9.7   Allocation of Book Items.  In cases where property of the Trust is, under Treas. Reg. § 1.704-1(b)(2)(iv)(g), properly reflected in the Capital Accounts of the Shareholders at a fair market value that differs from the adjusted tax basis of such property (such difference is hereinafter referred to as the “Book Disparity”), then depreciation, amortization and gain or loss as computed for book purposes with respect to such property (“Book Depreciation,” “Book Amortization,” and “Book Gain,” and “Book Loss,” respectively) will be greater or less than the depreciation, amortization or gain or loss as computed for tax purposes.  The Manager(s) shall adopt, pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(g), a reasonable method of computing Book Depreciation and Book Amortization.  Such Book Depreciation and Book Amortization shall be allocated among the Shareholders and reflected in the Shareholders’ Capital Accounts under Section 9.4 hereof, in a manner so as to eliminate to the extent possible, the Book Disparity.

9.8   Mandatory Allocations.  Any allocation of Net Income or Net Loss for tax purposes which is required to be allocated among the Shareholders to take into account the disparity between the fair market value of a Trust asset and its adjusted basis (e.g., allocations under Code Section 704(c) for contributed property) shall be allocated among the Shareholders in accordance with the requirements of the Code and the regulations promulgated thereunder.

9.9   Minimum Gain Chargeback and Qualified Income Offset.

(a)   Minimum Gain Chargeback.  Notwithstanding any other provision of this Trust Agreement to the contrary, in the event there is a net decrease in a Shareholder’s share of Trust Minimum Gain and/or Shareholder Minimum Gain during a Trust taxable year, such Shareholder shall be allocated items of income and gain for that year (and if necessary, other years) as required by and in accordance with Regulations Sections 1.704-2(f)(1) and 1.704-2(i)(4) before any other allocation is made.  This subsection 9.9(a) is intended to constitute a “minimum gain chargeback” under Treas. Reg. § 1.704-2(f)(1) and 1.704-2(i)(4).

(b)   Qualified Income Offset.  In the event a Shareholder unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. §§ 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such Shareholder has an Adjusted Capital Account Deficit, items of Trust income (including gross income) and gain shall be specially allocated to such Shareholder in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible.  This subsection 9.9.(b) is intended to constitute a “qualified income offset” under Treas. Reg. § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c)   Other Chargeback of Impermissible Negative Capital Account.  To the extent any Shareholder has an Adjusted Capital Account Deficit at the end of any Trust fiscal year, each such Shareholder shall be specially allocated items of Trust income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subsection 9.9.(c) shall be made if and only to the extent that such Shareholder would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article 9 have been tentatively made as if this subsection 9.9.(c) were not in the Trust Agreement.

9.10    Distributions.  To the extent declared by the Board of Trustees, unless otherwise provided in a certificate of designation, Distributions by the Trust shall be made to the Shareholders in accordance with their Percentage Interests.

9.11     Restrictions.

(a)   General.  The Trust may be restricted under Delaware law from making Distributions under certain circumstances, as well as under the terms of notes, mortgages or other types of financing obligations which it may issue or assume in conjunction with borrowed funds, if any.  In addition, Distributions are subject to the payment of Trust expenses and to the maintenance of sufficient Reserves.  Distributions may also be restricted or suspended in circumstances when the Board of Trustees determines, in its absolute discretion, that such action is in the best interest of the Trust.

(b)   Withholding Tax.  As security for any withholding tax or other liability or obligation (or reduced deduction for federal income tax purposes) to which the Trust may be subject as a result of any act or status of any Shareholder or to which the Trust becomes subject with respect to any Shares, the Trust shall have, and there is hereby granted to the Trust, a security interest in all Available Cash distributable to such Shareholder or with respect to such Shares, to the extent of the amount of such withholding tax or other liability or obligation or the cost to the other Shareholders of any reduced deduction of the Trust (as reasonably determined by the Manager(s)).  The Trust shall have a right of set-off against any such Distributions of Available Cash in the amount of such withholding tax or other liability or obligation or the cost of such reduced deduction.  For purposes of this Trust Agreement, any amount of federal, state or local tax required to be withheld by the Trust with respect to any amount distributable by the Trust to any Shareholder shall be deemed to be a Distribution to such Shareholder and shall reduce the amount otherwise distributable to such Shareholder under this Trust Agreement.

10.    BOARD OF TRUSTEES

10.1   General.  Subject to the express limitations herein or in the Bylaws, (a) the business and affairs of the Trust shall be managed by or under the direction of the Board of Trustees, and (b) the Board of Trustees shall have full, exclusive and absolute power, control and authority over the Trust Property and over the business of the Trust.  The Board of Trustees may take any actions as in its sole judgment and discretion are necessary or desirable to conduct the business of the Trust.  This Trust Agreement shall be construed with a presumption in favor of the grant of power and authority to the Board of Trustees.  To the fullest extent permitted by law, any construction of this Trust Agreement or determination made in good faith by the Board of Trustees concerning its powers and authority hereunder shall be conclusive.  The enumeration and definition of particular powers of the Board of Trustees included in this Article 10 shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Trust Agreement or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Trustees under the general laws of the State of Delaware as now or hereafter in force.

10.2   Powers of the Board of Trustees.  The conduct of the Trust’s business shall be controlled solely by the Board of Trustees in accordance with this Trust Agreement and the Bylaws.  The Board of Trustees shall have all authority, rights and powers conferred by law and those required or appropriate to the management of the Trust’s business without the vote or consent of the Shareholders, the Registered Trustee or any other Person (except as set forth in 11.2 or in a certificate of designation as set forth in, or contemplated by, Section 6.7).  The Board of Trustees may delegate its authority to one or more Managers pursuant to Management Agreements, whereby, subject to the supervision and control of the Board of Trustees, the Manager(s) shall render or make available to the Trust managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Trustees, the management or supervision of the investments of the Trust) upon such terms and conditions as may be provided in such Management Agreements.

10.3   Intentionally Omitted.

10.4   Amendments Without Consent.  In addition to any amendments otherwise authorized herein, including, without limitation, pursuant to the definition of “Percentage Interest” and Sections 6.1 and 6.7, this Trust Agreement may be amended from time to time by the Board of Trustees without the consent of the Shareholders or the Registered Trustee (subject to the provisions in this Section 10.4):

(a)   to add to the representations, duties or obligations of the Board of Trustees or the Registered Trustee or their respective Affiliates or surrender any right or power granted to the Board of Trustees or its Affiliates or the Registered Trustee herein, for the benefit of the Shareholders; provided, that no representations, duties or obligations of the Registered Trustee shall be added or right or power granted to the Registered Trustee or its Affiliates surrendered without the Registered Trustee’s consent;

(b)   to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with law applicable to the Trust as in effect at the time the amendment is adopted, or judicial or administrative interpretations thereof, or with any other provision herein, as long as any such change will not adversely affect the rights of the Shareholders or the Registered Trustee;

(c)   to delete or add any provision of this Trust Agreement required to be so deleted or added by the staff of the Securities and Exchange Commission or by a State “Blue Sky” Commissioner or similar such official, which addition or deletion is deemed by such Commission or state official to be for the benefit or protection of the Shareholders;

(d)   to reflect the addition or substitution of Shareholders or the reduction of Capital Accounts upon the return of capital to Shareholders;

(e)   upon notice to all Shareholders, to amend the provisions of Article 9 of this Trust Agreement (i) so as to revise the date upon which each Shareholder’s distributive share of Net Income, Net Loss and Distributions is determined and the period of time over which such distributive share relates, provided that in the opinion of the accountants or counsel to the Trust, such amended provisions are not impermissible under applicable federal and/or state income tax legislation, rules or regulations enacted or promulgated thereunder, or administrative pronouncements or interpretations thereof; and (ii) to the minimum extent necessary to take account of any amendments to Section 704 of the Code or the regulations thereunder or any judicial or administrative interpretations thereof;

(f)   to change the name of the Trust to any lawful name which it may select (in which case the Trust shall notify the Registered Trustee of such change in name);

(g)   to take such steps as the Board of Trustees or a Manager determines are advisable or necessary in order to preserve the tax status of the Trust as an Entity which is not taxable as a corporation for federal income tax purposes.  The Board of Trustees are each empowered to amend such provisions to the minimum extent necessary or desirable in accordance with the advice of the accountants and/or counsel to comply with any applicable federal or state legislation, rules or regulations enacted or promulgated, administrative pronouncements or interpretations and/or judicial interpretations thereof after the date of this Trust Agreement.  Subject to Article 14, the Board of Trustees shall be entitled to rely upon the advice of the accountants or counsel as described above in making such amendment or amendments;

(h)   to reflect any preferences, covenants or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions qualifications and terms and conditions of redemption granted in connection with the issuance of a class or series of Shares; and

(i)    to reduce the number of Shares authorized to be issued by the Trust provided, however, that any such reduction shall not reduce the number of authorized Shares below the number of Shares issued and outstanding at such time.

Written notice of any amendments to the Trust Agreement shall be provided to the Registered Trustee within ten days of their adoption.

10.5   Notice of Limitation of Liability.  The Board of Trustees or the Manager(s) shall use their best efforts, in the conduct of the Trust’s business, to put all suppliers and other Persons with whom the Trust does business on notice that the Shareholders, the Trustees, and the Manager(s) are not liable for the Trust’s obligations and that such suppliers and other Persons shall look solely to the assets of the Trust for payment, and all agreements to which the Trust is a party shall include a statement to the effect that the Trust is a statutory trust organized under the Trust Act; but the Board of Trustees or the Manager(s) shall not be liable for any failure to give such notice to such suppliers or other Persons and any failure in giving such notice shall not imply that the Shareholders, the Managing Trustees, the Manager(s) and the Registered Trustee are liable for the Trust’s obligations.

10.6   Accounting Matters.  The Board of Trustees or the Manager(s) shall make all decisions as to accounting matters in accordance with the accounting methods adopted by the Trust in accordance with generally accepted accounting principles and procedures applied on a consistent basis.  Such party may rely on the Trust’s independent certified public accountants to determine whether such decisions are in accordance with generally accepted accounting principles.

10.7   Tax-Matters Partner.  Centerline Capital Group Inc. is  hereby designated as the “Tax Matters Partner” in accordance with Section 6231(a)(7) of the Code and, in connection therewith and in addition to all other powers given thereunder, shall have all other powers needed to fully perform hereunder including, without limitation, the power to retain all attorneys and accountants of its choice and the right to settle any audits without the consent of the Shareholders.  From time to time, the Board of Trustees may designate any other Person to serve as the “Tax Matters Partner” for the Trust in accordance with Section 6231(a)(7) of the Code.  Any designation made in accordance with this Section 10.7 is hereby expressly consented to by each Shareholder as an express condition to becoming a Shareholder.

10.8   Funds and Assets.  The Board of Trustees and the Manager(s) shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Trust, whether or not in its immediate possession or control, and shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Trust.

10.9   Duties of Board of Trustees, Officers, Manager(s) and Registered Trustee.  To the extent that, at law or in equity, the Board of Trustees, officers of the Trust, the Manager(s) or the Registered Trustee, or any Affiliate thereof (each, a “Covered Person”) has duties (including fiduciary duties) and liabilities relating thereto to the Trust or to the Shareholders, the Covered Person acting in connection with the Trust’s business or affairs shall not be liable to the Trust or to any Shareholder for its good faith reliance on the provisions of this Trust Agreement.  The provisions of this Trust Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Trust and the Shareholders to replace such other duties and liabilities of such Covered Person.  Except as otherwise specifically provided in this Trust Agreement, each Managing Trustee and officer of the Trust shall have fiduciary duties identical to those of directors and officers of a business corporation organized under the General Corporation Law of the State of Delaware.

10.10    Discretion. Whenever in this Trust Agreement the Board of Trustees or a Manager is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority, the Board of Trustees and a Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust or any other person; or (ii) in its “good faith” or under another express standard, the Board of Trustees and a Manager shall act under such express standard and shall not be subject to any other or different standard imposed by this Trust Agreement or by applicable law.

10.11    RCC Acquisition.

(a)   Notwithstanding any other provision to the contrary in this Trust Agreement or the Bylaws, each Managing Trustee, acting singly or jointly, is hereby authorized and directed, for and in the name of the Trust and without the need for the vote or consent of any Person, to execute, acknowledge, verify, file, record and deliver, and to cause the Trust to perform its obligations under each of the RCC Acquisition Documents (as defined below) to which the Trust is a party and to execute, acknowledge, verify, file, record and deliver, and to cause the Trust or its subsidiaries to perform its obligations under, any and all further documents and instruments, and to do or cause to be done such other and further acts and things for and in the name of the Trust or any of its subsidiaries that the Managing Trustees or any one of them deem necessary or appropriate to effectuate the transactions contemplated by the RCC Acquisition Documents (including, without limitation, the issuance of Shares contemplated therein).

(b)   Notwithstanding any other provision to the contrary in this Trust Agreement or the Bylaws but subject to Section 3.1(c) of this Trust Agreement and Section 11(a) of Article III of the Bylaws, in connection with the taking or refraining from taking of action by the Trust with respect to any consents, waivers, amendments, approvals, elections or similar actions under or pertaining to any of the RCC Acquisition Documents, that may affect the rights or obligations of any of APH Associates L.P., DLK Associates L.P., Marc Associates, L.P., Related General II L.P. and SJB Associates L.P. or their Affiliates (as defined in the Contribution Agreement) such action may only be taken or omitted pursuant to a majority vote of the Independent Trustees.

(c)   For purposes of this Section 10.11, the “RCC Acquisition Documents” shall mean collectively the Contribution Agreement and all Collateral Documents (as defined in the Contribution Agreement).

(d)   Notwithstanding any other provisions to the contrary in this Trust Agreement or the Bylaws, the provisions of this Section 10.11 shall be amended only by a majority vote of the Independent Trustees.

11.    RIGHTS AND POWERS OF SHAREHOLDERS

11.1   Control.  Other than as expressly set forth in this Trust Agreement, Shareholders shall have no voting rights and Shareholders shall take no part in any manner in the control, conduct or operation of the Trust and shall have no right or authority to act for or bind the Trust.

11.2   Voting Rights.  The Shareholders (except Shareholders who by the terms of their Shares have no voting rights) considered together as a single class, have the right by Majority Vote (voting in the manner set forth in the Bylaws), to vote upon:

(a)   without the consent and recommendation of the Board of Trustees:

(i) subject to the provisions of Section 3.1(d), the removal of Managing Trustees; and

(ii) the election of Managing Trustees; and

(b)   with the prior consent and recommendation of the Board of Trustees:

(i) the merger, consolidation or conversion of the Trust with or into another Entity;

(ii) the determination to dissolve the Trust, subject to the provisions of Article 12;

(iii) amendment of the Trust Agreement, provided such amendment is not otherwise permissible without Shareholder vote under Section 10.4 or other provisions of this Trust Agreement; and

(iv) subject to the provisions of Article 12, the disposition of Substantially All of the Assets of the Trust in a single disposition, or in multiple dispositions in the same 12-month period.

12.  TERMINATION AND DISSOLUTION OF THE TRUST

12.1   Duration.  The Trust shall continue perpetually unless dissolved pursuant to Section 12.2 or pursuant to any applicable provision of the Trust Act.

12.2   Dissolution.  The Trust may be dissolved as follows:

(a)   The Trust may be dissolved upon the recommendation of the Board of Trustees and the approval of Shareholders by Majority Vote; or

(b)   The Trust may be dissolved by order of a court of competent jurisdiction to judicially dissolve the Trust if it is no longer reasonably practicable to continue the business and affairs of the Trust as contemplated by this Trust Agreement.

12.3   Liquidation and Distribution of Assets.  Upon a dissolution and termination of the Trust for any reason, the Board of Trustees or the Manager(s) shall take full account of the Trust’s assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds therefrom in the following order:

(a)   first, to the satisfaction to the extent permitted by law (whether by payment or reasonable provision for payment thereof) of obligations of the Trust to creditors of the Trust (other than as set forth in paragraphs (b), (c) and (d) below);

(b)   second, to the repayment of any outstanding loans made by the Manager(s) or its Affiliates to the Trust;

(c)   third, to the payment of expenses of liquidation and the establishment of any Reserves for contingencies; and

(d)   fourth, to the Common Shareholders, in accordance with, and to the extent of, the positive balances in their Capital Accounts after the Net Income or Net Loss (or items thereof) from any Terminating Capital Transaction has been allocated pursuant to the provisions of Section 9.6(b) hereof.

12.4   Termination of the Trust.  Upon dissolution and the completion of the winding up of the affairs of the Trust, the Trust shall be terminated by the executing and filing with the Secretary of State of the State of Delaware by one or more Managing Trustees of a certificate of cancellation of the certificate of trust of the Trust.

13.    SPECIAL POWER OF ATTORNEY

13.1   Grant of Power of Attorney.  By acquiring Shares, each Shareholder is hereby granting to the Board of Trustees and each Manager a special power of attorney irrevocably making, constituting and appointing the Board of Trustees and each Manager, acting singly or collectively, as the attorney-in-fact for such Shareholder, with power and authority to act in his name and on his behalf to execute, acknowledge and swear to the execution, acknowledgment and filing of documents, which shall include, by way of illustration but not of limitation, the following:

(a)   this Trust Agreement, any separate certificates of trust of the Trust, as well as any amendments to or restatements of the foregoing which, under the laws of the State of Delaware or the laws of any other state, are required to be filed or which the Board of Trustees or a Manager deems to be advisable to file;

(b)   any duly adopted amendments or restatements of this Trust Agreement;

(c)   any other instrument or document which may be required to be filed by the Trust under the laws of any state or by any governmental agency, or which the Board of Trustees or a Manager deems advisable to file; and

(d)   any instrument or document which may be required to effect the continuation of the Trust, the admission of an additional or substituted Shareholder, or the dissolution and termination of the Trust (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Trust Agreement), or to reflect any reductions in amount of contributions of Shareholders.

13.2   Character of Power of Attorney.  The special power of attorney being hereby granted by each Shareholder:

(a)    is a special power of attorney coupled with an interest, is irrevocable, shall survive the death, legal incapacity, disability, dissolution, bankruptcy or termination of the granting Shareholder, and is limited to those matters herein set forth;

(b)   may be exercised by the Board of Trustees or a Manager acting for each Shareholder by a facsimile signature of the Managing Trustee, a Manager or by one of its officers, or by listing all of the Shareholders executing any instrument with a signature of a Managing Trustee, a Manager or one of its officers acting as its attorney-in-fact; and

(c)   shall survive a Transfer by a Shareholder of all or any portion of his Shares for the sole purpose of enabling the Board of Trustees or a Manager to execute, acknowledge and file any instrument or document necessary to effect such Transfer.

13.3   Reliance.  Each Shareholder has executed this special power of attorney, and each Shareholder will rely on the effectiveness of such powers with a view to the orderly administration of the Trust’s affairs.

14.   INDEMNIFICATION

14.1   Managing Trustees; Employees.  To the fullest extent permitted by law, the Trust shall indemnify its present and former Managing Trustees, the Manager(s) and the Trust’s and the Manager(s)’ present and former officers, directors, members, partners and employees and agents (the “Indemnified Part(y)(ies)”) against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the Indemnified Party was material to the matter giving rise to the proceeding and (i) was committed in bad faith, (ii) was the result of active and deliberate dishonesty, or (iii) involved actual fraud or willful misconduct, (b) the Indemnified Party actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the Indemnified Party had reasonable cause to believe that the act or omission was unlawful.  In addition, the Trust shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former Indemnified Party, provided that the Trust first obtains (i) a written affirmation by the Indemnified Party of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by the Trust as authorized by the Trust Agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the standard of conduct was not met.  The Trust shall also provide indemnification and advance expenses to any present or former Indemnified Party who served a predecessor of the Trust in such capacity.

14.2   The Registered Trustee.  To the fullest extent permitted by law, the Trust shall indemnify and hold harmless the Registered Trustee and its Affiliates, and their respective officers, directors, employees, agents and representatives, (collectively, the “Registered Trustee Persons”) from and against any and all claims or liabilities (including any environmental liabilities) for which any such Person may become liable by reason of the Registered Trustee’s acting in such capacity under the Trust Agreement or arising out of or connected with (i) the Trust, (ii) this Trust Agreement, (iii) any breach of duty owed to the Trust or the Shareholders by a third party or (iv) any violation or alleged violation of federal or state securities laws.  The Trust shall not indemnify such Persons for liabilities resulting from such Persons’ own fraud, gross negligence or willful misconduct.  In addition, the Trust shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former Registered Trustee Person, provided that the Trust first obtains (i) a written affirmation by the Registered Trustee Person of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by the Trust as authorized by this Trust Agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the standard of conduct was not met.  The Trust shall also provide indemnification and advance expenses to any present or former Registered Trustee Person who served a predecessor of the Trust in such capacity.

15.   CONCERNING THE REGISTERED TRUSTEE

15.1   Authority and Duties of the Registered Trustee.

(a)   General.  The Registered Trustee shall have only those rights, authority, powers, responsibilities and duties as set forth in Section 3.2.

(b)   Limitations.  Without limiting the generality of Section 15.1(a), the Registered Trustee shall have no duty or liability (i) as to any document contemplated by this Trust Agreement, (ii) to see to any recording or filing of this Trust Agreement, the Bylaws or any document contemplated hereby or any security interest or lien or to see to the maintenance of any such documentation, recording or filing, (iii) to see to any maintenance of or insurance on the Trust Property, (iv) to see to the payment or discharge of any tax, assessment or other governmental charge or any lien assessed or levied against the Trust or any part of the Trust Property or to make or prepare any reports or returns related thereto, (v) to confirm, verify or inquire into the failure of the Board of Trustees or the Manager(s) to exercise or perform any of their respective rights or duties under this Trust Agreement, or (vi) to approve as satisfactory to it or consent to any matter contemplated by this Trust Agreement or any document contemplated hereby.

15.2   Resignation and Removal of the Registered Trustee.

(a)   General.  The Registered Trustee may resign as of the last business day of any month by giving 60 days’ prior notice to the Board of Trustees or the Manager(s), and the Board of Trustees or the Manager(s) may remove the Registered Trustee as of the last business day of any month on 60 days’ prior notice to the Registered Trustee.  In the case of the resignation or removal of the Registered Trustee, the Board of Trustees or the Manager(s) shall, without the consent of any Shareholder, appoint a successor Registered Trustee, provided that such successor Registered Trustee shall in all respects satisfy the requirements of Section 3807 of the Trust Act, or any successor provision.  The appointment of the successor Registered Trustee shall take effect concurrently with the resignation or removal of the former Registered Trustee, and, thereupon, the Registered Trustee so resigned or removed shall be fully discharged of its duties and liabilities hereunder, if any.  The Registered Trustee shall not be liable for the acts or omissions to act of any successor Registered Trustee.

(b)   Failure to Appoint Successor.  If a successor Registered Trustee shall not have been appointed within 60 days after such notice of resignation or removal, the Registered Trustee, the Board of Trustees, any Manager or any Shareholder may apply to any court of competent jurisdiction to appoint a successor Registered Trustee to act until such time, if any, as a successor shall have been appointed as above provided.  Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a successor Registered Trustee.

(c)   Successor by Merger.  Any Person into which the Registered Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Registered Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Registered Trustee may be Transferred, shall, subject to such Person satisfying in all respects the requirements of Section 3807 of the Trust Act, be the Registered Trustee hereunder without further act.

(d)   Amendment of Certificate of Trust.  Upon the substitution of the successor Registered Trustee, the Board of Trustees or the Manager(s) shall cause to be filed an amendment along with the successor Registered Trustee to the certificate of trust with the Secretary of State of the State of Delaware in accordance with the provisions of Section 3810 of the Trust Act, indicating the change in the Registered Trustee.

Except as expressly provided above, all Persons having any claim against the Registered Trustee by reason of the transactions contemplated by this Trust Agreement shall look only to the property and assets of the Trust for payment or satisfaction thereof.

16.   CERTAIN TRANSACTIONS

Except as may be agreed to in a separate agreement with the Trust, the Trustees, any Shareholder, the Manager(s) and any Affiliate thereof, and any shareholder, officer, director, partner or employee thereof, or any Person owning a legal or beneficial interest therein, may engage in or possess an interest in any other business or venture of every nature and description, independently or with or for the account of others including, but not limited to, investments in revenue bonds or mortgages of any type or instruments backed by or representing a participation interest in revenue bonds or mortgages, and the ownership, financing, leasing, operation, management, brokerage and development of real property.  Neither the Trustees, any Shareholder, the Manager(s) nor their Affiliates shall be obligated to present to the Trust any particular investment opportunity, regardless of whether such opportunity might be suitable for investment by the Trust, and each Trustee, the Shareholders, the Manager(s) and each Affiliate shall have the right to take for its own account (individually or otherwise) or to recommend to others any such investment opportunity.

17.   MISCELLANEOUS

17.1   Counterparts.  This Trust Agreement may be executed in several counterparts and all so executed shall constitute one Trust Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

17.2   Binding Provisions.  The terms and provisions of this Trust Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective parties.

17.3   Severability.  In the event any sentence or section of this Trust Agreement is declared by a court of competent jurisdiction to be void, such sentence or section shall be deemed severed from the remainder of the Trust Agreement and the balance of the Trust Agreement shall remain in effect.

17.4   Notices.  All notices under this Trust Agreement shall be (i) in writing which shall be given to the party entitled thereto, by personal service or by mail, posted to the address maintained by the Trust for such Person or at such other address as he may specify in writing, or (ii) by means of electronic transmission which shall be given to any Person entitled thereto (other than a Shareholder) by such means of electronic transmission agreeable to the Trust and such Person and shall be given to a Shareholder entitled thereto in the manner provided in the Bylaws.

17.5   Headings.  Paragraph titles or captions contained in this Trust Agreement are inserted only as a matter of convenience and for reference.  Such titles and captions in no way define, limit, extend or describe the scope of this Trust Agreement or the intent of any provision hereof.

17.6   Meanings.  Whenever required by the context hereof, the singular shall include the plural, and vice-versa; and the masculine gender shall include the feminine and neuter genders, and vice-versa.

17.7   Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (including the Trust Act) applicable to agreements to be made and performed entirely in said State, and the Shares shall be construed in accordance with the laws of the State of Delaware, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws; provided, however, that nothing herein shall affect the obligations of the Trust to comply with federal or state securities laws; and provided further, however, that there shall not be applicable to the Trust, the Board of Trustees, the Registered Trustee or this Trust Agreement any provisions of the laws (statutory or common) of the State of Delaware pertaining to trusts (other than the Trust Act) that relate to or regulate, in a manner inconsistent with the terms hereof (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of trustees as set forth or referenced in this Trust Agreement.  Section 3540 of Title 12 of the Delaware Code shall not apply to the Trust.

17.8   Other Jurisdictions.  In the event the business of the Trust is carried on or conducted in states in addition to the State of Delaware, then the Board of Trustees and the Shareholders agree that this Trust shall be qualified under the laws of each state in which business is actually conducted by the Trust, and they severally agree to execute such other and further documents as may be required or requested in order that the Board of Trustees or the Manager(s) legally may qualify this Trust to do business in such states.  The power of attorney granted to the Board of Trustees and the Manager(s) by each Shareholder in Article 13 shall constitute the authority of the Board of Trustees and the Manager(s) to perform the ministerial duty of qualifying this Trust under the laws of any state in which it is necessary to file documents or instruments of qualification.  A Trust office or principal place of business in any jurisdiction (within or without the State of Delaware) may be designated from time to time by the Board of Trustees.

17.9   Power to Reconstitute.  In the event that the State of Delaware amends the Trust Act in any manner which precludes the Trust, at any time, from obtaining an opinion of tax counsel to the effect that the Trust will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation, then the Board of Trustees or the Manager(s) may, in its sole discretion, reconstitute the Trust under the laws of another state.

17.10   Agreement to be Bound.  EVERY PERSON, BY VIRTUE OF HAVING BECOME A SHAREHOLDER IN ACCORDANCE WITH THE TERMS OF THIS TRUST AGREEMENT, SHALL BE DEEMED TO HAVE EXPRESSLY ASSENTED AND AGREED TO THE TERMS OF, AND SHALL BE BOUND BY, THIS TRUST AGREEMENT.

17.11   Execution of Amendments.  Upon obtaining such approvals required by this Trust Agreement and without further action or execution by any other Person, including the Registered Trustee or any Shareholder, (i) any amendment to this Trust Agreement may be implemented and reflected in a writing executed solely by the Board of Trustees (or any Managing Trustee, officer or agent designated by the Board of Trustees), and (ii) the Registered Trustee and the Shareholders shall be deemed a party to and bound by such amendment of this Trust Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the day and year first above written.

MANAGING TRUSTEES:

Name: Jerome Y. Halperin

Name: Robert L. Loverd

Name: Robert L. Levy

Name: Thomas W. White

Name: Robert A. Meister

REGISTERED TRUSTEE: WILMINGTON TRUST COMPANY

By:
Name:
Title:

SHAREHOLDERS:

By: The Board of Trustees, as attorney-in-fact pursuant to a power of attorney granted pursuant to Section 13 of the Current Trust Agreement

By:
Name: Jerome Y. Halperin
Title: Managing Trustee

By:
Name: Robert L. Loverd
Title: Managing Trustee

By:
Name: Robert L. Levy
Title: Managing Trustee

By:
Name: Thomas W. White
Title: Managing Trustee

By:
Name: Robert A. Meister
Title: Managing Trustee

By:
Name:
Title:

APPENDIX A

Certificate of Designation of Series A Convertible Community Reinvestment Act Preferred Shares of the Company (incorporated by reference to Exhibit 3.6 of our Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on September 24, 2003).

APPENDIX B

Certificate of Designation of Special Preferred Voting Shares of the Company (incorporated by reference to Exhibit 99.4 of our Current Report on Form 8-K filed with the Commission on December 1, 2003).

o
Amendment No. 1 to the Certificate of Designation of Special Preferred Voting Shares of the Company (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the Commission on May 10, 2007).

o
Amendment No. 2 to the Certificate of Designation of Special Preferred Voting Shares of the Company (incorporated by reference to Exhibit 3.6 of our Current Report on Form 8-K filed with the Commission on March 11, 2010).

APPENDIX C

Certificate of Designation of Series B Special Shares of the Company (incorporated by reference to Exhibit 3.5 of our Current Report on Form 8-K filed with the Commission on March 11, 2010)

CENTERLINE HOLDING COMPANY

Third Amended and Restated Trust Agreement

Dated: ________ __, 2010

1.	ORGANIZATION	2

2.	DEFINITIONS AND GLOSSARY OF TERMS	2

3.	TRUSTEES; LEGAL TITLE	9

4.	PURPOSES	11

5.	TERM	11

6.	SHAREHOLDERS; SHARES	11

7.	LIABILITY OF THE SHAREHOLDERS; REGISTERED TRUSTEE; MANAGING TRUSTEES; EMPLOYEES; MANAGER(S)	15

8.	INTENTIONALLY DELETED	17

9.	ALLOCATION OF INCOME, LOSS AND DISTRIBUTIONS	17

10.	BOARD OF TRUSTEES	22

11.	RIGHTS AND POWERS OF SHAREHOLDERS	26

12.	TERMINATION AND DISSOLUTION OF THE TRUST	26

13.	SPECIAL POWER OF ATTORNEY	27

14.	INDEMNIFICATION	28

15.	CONCERNING THE REGISTERED TRUSTEE	29

16.	CERTAIN TRANSACTIONS	30

17.	MISCELLANEOUS	31

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